Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

April 21, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Western Ridge Minerals, Inc.
Edmonton, Alberta, Canada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1/A, (Post-Effective Amendment No. 1 to Form S-1) Registration Statement under the Securities Act of 1933, filed by Western Ridge Minerals, Inc. of our report dated April 8, 2010, relating to the financial statements of Western Ridge Minerals, Inc., a Nevada Corporation, as of and for the periods ending March 31, 2009 and 2008, and for the period from August 16, 2007 (inception) to March 31, 2009, and the reference to us under the caption “Interest of Named Experts and Counsel”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC